EXHIBIT 5.1

                [Letterhead of Consolidated Natural Gas Company]

                               September 14, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                Re: Consolidated Natural Gas Company -- Registration Statement on Form S-3

Ladies and Gentlemen:

     The opinion is rendered in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), by Consolidated Natural Gas Company, a Delaware corporation ("Consolidated"), relating to the registration pursuant to Rule 462(b) under the Act (such registration statement, together with the earlier effective registration statement on Form S-3 (No. 333-25437) to which it relates, is herein called the "Registration Statement") of securities of Consolidated (the "Securities") consisting of (i) debt securities (the "Debt Securities"), (ii) common stock, par value $2.75 per share, including common stock purchase rights (the "Common Stock"), and (iii) preferred stock, par value $100.00 per share (the "Preferred Stock" and together with the Common Stock the "Equity Securities") that may be issued from time to time, for an aggregate initial offering price of $61,712,444, as described in the Registration Statement, including the prospectus constituting a part thereof, filed with the Securities and Exchange Commission pursuant to the Act.

     As counsel for Consolidated, we have examined, among other things, the following: the certificate of incorporation and by-laws of Consolidated; the declaration on Form U-1, as amended, at SEC File No. 70-8667 (the "Declaration"); the Commission Order dated March 28, 1996 (HCAR 26500) (the "1996 Order"), File No. 70-8667, issued pursuant to the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"); the Registration Statement to which this opinion is an exhibit; the exhibits to the Declaration and Registration Statement; the indenture dated as of April 1, 1995 (the "Indenture") between Consolidated and United States Trust Company of New York, as Trustee; and the corporate records and proceedings relating to the issuance of such Securities.

     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with the 1996 Order and all other applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Consolidated and the other parties thereto.

     We are of the opinion that:

     1. With respect to shares of Common Stock, when certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of Consolidated (the "Board") upon payment of the consideration therefor (not less that than the par value of the Common Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or


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     the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board therefor (not less than the par value of the Common Stock), the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

     2. With respect to shares of Preferred Stock, when certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board therefor (not less than the par value of the Preferred Stock), the shares of Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

     3. With respect to the Debt Securities to be issued under the Indenture, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (ii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of Consolidated, enforceable against Consolidated in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other law relating to or affecting creditors' rights generally and general principles of equity, and will be entitled to the benefits of the Indenture.

     4. The order of the Commission referred to in subsection (c) of Section 2 of the Consolidated Natural Gas Company Standard Purchase Agreement -- Debt Securities and subsection (c) of Section 2 of the Consolidated Natural Gas Company Standard Purchase Agreement -- Equity Securities has been obtained and is, to the best of our knowledge, in full force and effect. We are not aware of any approval of any other regulatory body being legally required for the issue and sale of the Securities by Consolidated as contemplated by the Purchase Agreements.

     We hereby consent to the use of our names under the heading "Legal Opinions" in the prospectus constituting a part of the Registration Statement, and any amendments or supplements thereto, and to the use of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Act, and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.


                                  Very truly yours,


                                  /s/ S.E. Williams
                                  ------------------------------------
                                  Name:   S.E. Williams
                                  Title:  Senior Vice President and
                                          General Counsel


                                  /s/ N.F. Chandler
                                  ------------------------------------
                                  Name:  N.F. Chandler
                                  Title: Counsel